                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY






                            STOCK PURCHASE AGREEMENT



                                 by and between


                            TUTOR-SALIBA CORPORATION

                                    Purchaser



                                       and

                          MORRISON KNUDSEN CORPORATION
                            (a Delaware corporation)

                                       and

                          MORRISON KNUDSEN CORPORATION
                              (an Ohio corporation)

                                     Sellers




                               September 21, 1995

                                TABLE OF CONTENTS

                                    ARTICLE I

                                PURCHASE AND SALE

          1.1  Transfer of Shares. . . . . . . . . . . . . . . . . . . . . .   2
          1.2  Consideration . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.3  Contemplated Transfer of Retained Assets and Related
               Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.4  Elimination of Intercompany Accounts. . . . . . . . . . . . .   4

                                   ARTICLE II

                                     CLOSING

          2.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          3.1  Organization and Existence. . . . . . . . . . . . . . . . . .   4
          3.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . .   5
          3.3  Authority and Approval. . . . . . . . . . . . . . . . . . . .   5
          3.4  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .   6
          3.5  Laws and Regulations; Litigation. . . . . . . . . . . . . . .   6
          3.6  No Default. . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.7  Financial Statements. . . . . . . . . . . . . . . . . . . . .   7
          3.8  No Adverse Changes. . . . . . . . . . . . . . . . . . . . . .   7
          3.9  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          3.11 Receivables . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.12 Intellectual Property . . . . . . . . . . . . . . . . . . . .   9
          3.13 Fixed Assets. . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.14 Other Assets. . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.15 Contracts and Agreements; Adverse Restrictions. . . . . . . .  10
          3.16 Title and Liens . . . . . . . . . . . . . . . . . . . . . . .  11
          3.17 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          3.18 Personnel . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          3.19 Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .  12
          3.20 Copies Complete . . . . . . . . . . . . . . . . . . . . . . .  17
          3.21 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .  17
          3.22 Accurate and Complete Records . . . . . . . . . . . . . . . .  17
          3.23 Brokerage Arrangements. . . . . . . . . . . . . . . . . . . .  18

          3.24 Environmental Matters . . . . . . . . . . . . . . . . . . . .  18
          3.25 Financial Condition . . . . . . . . . . . . . . . . . . . . .  21
          3.26 No Misleading Statements. . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE IV

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

          4.1  Organization and Existence. . . . . . . . . . . . . . . . . .  21
          4.2  Authority and Approval. . . . . . . . . . . . . . . . . . . .  21
          4.3  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.5  Funds Available . . . . . . . . . . . . . . . . . . . . . . .  22
          4.6  Brokerage Arrangements. . . . . . . . . . . . . . . . . . . .  23
          4.7  No Misleading Statements. . . . . . . . . . . . . . . . . . .  23

                                    ARTICLE V

                             ADDITIONAL AGREEMENTS,
                        COVENANTS, RIGHTS AND OBLIGATIONS

          5.1  Certain Changes . . . . . . . . . . . . . . . . . . . . . . .  23
          5.2  Operations. . . . . . . . . . . . . . . . . . . . . . . . . .  24
          5.3  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          5.4  Antitrust Notification; Other Reporting Requirements. . . . .  26
          5.5  Best Business Efforts . . . . . . . . . . . . . . . . . . . .  26
          5.6  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  26
          5.7  Additional Disclosures and Information. . . . . . . . . . . .  27
          5.8  Disclosure of Breach. . . . . . . . . . . . . . . . . . . . .  27
          5.9  Notice of Failure of Condition. . . . . . . . . . . . . . . .  27
          5.10 Interference with Relationships . . . . . . . . . . . . . . .  27
          5.11 Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          5.12 Limited Use of Leased Space . . . . . . . . . . . . . . . . .  28
          5.13 Further Assurances. . . . . . . . . . . . . . . . . . . . . .  28

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          6.1  Conditions to the Obligation of the Purchaser . . . . . . . .  28
          6.2  Conditions to the Obligation of the Sellers . . . . . . . . .  34
          6.3  Other Mutually Acceptable Arrangements. . . . . . . . . . . .  36

                                   ARTICLE VII

                                   TAX MATTERS

          7.1  Liability for Taxes . . . . . . . . . . . . . . . . . . . . .  36
          7.2  Returns . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          7.3  Tax Proceedings . . . . . . . . . . . . . . . . . . . . . . .  40
          7.4  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . .  40
          7.5  Cooperation and Exchange of Information . . . . . . . . . . .  40
          7.6  Survival of Obligations . . . . . . . . . . . . . . . . . . .  41
          7.7  Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
          7.8  Tax Allocation Arrangements . . . . . . . . . . . . . . . . .  41
          7.9  Loss Carryovers . . . . . . . . . . . . . . . . . . . . . . .  42

                                  ARTICLE VIII

                         EMPLOYEES AND EMPLOYEE BENEFITS

          8.1  Status of Employees . . . . . . . . . . . . . . . . . . . . .  42
          8.2  Certain Benefits of Employees . . . . . . . . . . . . . . . .  42

                                   ARTICLE IX

                           INVESTIGATION; LIMITATIONS

          9.1  Scope of the Purchaser's Investigations and Waiver. . . . . .  44
          9.2  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                    ARTICLE X

                                   TERMINATION

          10.1 Events of Termination . . . . . . . . . . . . . . . . . . . .  45
          10.2 Effect of Termination . . . . . . . . . . . . . . . . . . . .  46

                                   ARTICLE XI

                                 INDEMNIFICATION

          11.1 Indemnification of the Sellers. . . . . . . . . . . . . . . .  46
          11.2 Indemnification of the Purchaser. . . . . . . . . . . . . . .  47
          11.3 Demands . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          11.4 Right to Contest and Defend . . . . . . . . . . . . . . . . .  48
          11.5 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . .  49
          11.6 Right to Participate. . . . . . . . . . . . . . . . . . . . .  49
          11.7 Payment of Damages. . . . . . . . . . . . . . . . . . . . . .  49
          11.8 Limitations on Indemnification. . . . . . . . . . . . . . . .  49

                                   ARTICLE XII

                                  MISCELLANEOUS

          12.1   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  50
          12.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          12.3   No Negotiations . . . . . . . . . . . . . . . . . . . . . .  51
          12.4   Governing Law and Jurisdiction. . . . . . . . . . . . . . .  51
          12.5   Public Statements . . . . . . . . . . . . . . . . . . . . .  51
          12.6   Form of Payment . . . . . . . . . . . . . . . . . . . . . .  52
          12.7   Entire Agreement; Amendments and Waivers. . . . . . . . . .  52
          12.8   Binding Effect and Assignment . . . . . . . . . . . . . . .  52
          12.9   Severability. . . . . . . . . . . . . . . . . . . . . . . .  52
          12.10  Definition of "Material". . . . . . . . . . . . . . . . . .  53
          12.11  Headings and Schedules. . . . . . . . . . . . . . . . . . .  53
          12.12  Multiple Counterparts . . . . . . . . . . . . . . . . . . .  54

                                LIST OF SCHEDULES

Schedule 1.3A       -    Contemplated Transfer of Assets and Related Matters -
                         List of Assets other than Retained Assets

Schedule 1.3B       -    Contemplated Transfer of Assets and Related Matters -
                         List of Liabilities other than Retained Liabilities

Schedule 1.3C       -    [Intentionally Omitted]

Schedule 1.3D       -    List of Schedule 1.3D Items

Schedule 3.1        -    Organization and Existence

Schedule 3.2        -    Capitalization

Schedule 3.4        -    No Conflicts

Schedule 3.5        -    Laws and Regulations; Litigation

Schedule 3.6        -    No Default

Schedule 3.7        -    Financial Statements

Schedule 3.8        -    No Adverse Change

Schedule 3.9        -    Liabilities

Schedule 3.10       -    Taxes

Schedule 3.11       -    Receivables

Schedule 3.12       -    Intellectual Property

Schedule 3.13       -    Fixed Assets

Schedule 3.14       -    Other Assets

Schedule 3.15       -    Contracts and Agreements

Schedule 3.16       -    Encumbrances

Schedule 3.17       -    Insurance

Schedule 3.18       -    Personnel

Schedule 3.19       -    Benefit Plans

Schedule 3.21       -    Bank Accounts

Schedule 3.23       -    Brokerage Arrangements

Schedule 3.24       -    Environmental Matters

Schedule 6.1(q)     -    Schedules Deliverable After Execution of Agreement

Schedule 6.1(r)     -    Environmental Remediation and Indemnification Agreement

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made and entered into as of the 21st day of September, 1995, by and between Morrison Knudsen Corporation, a Delaware corporation ("Morrison Knudsen"), and Morrison Knudsen Corporation, an Ohio corporation ("MKC") (Morrison Knudsen and MKC being referred to individually as a "Seller" and collectively as the "Sellers"), and Tutor-Saliba Corporation, a California corporation (the "Purchaser").

                               W I T N E S E T H:

     WHEREAS, Morrison Knudsen is the owner of all the issued and outstanding shares of capital stock of MKC; MKC is the owner of all the issued and outstanding capital stock of Morrison Knudsen Investments, Inc., a Nevada corporation ("MKI"); MKI is the owner of all the issued and outstanding shares of capital stock of MK Pacific, Inc., a Hawaii corporation ("MKP"); MKP is the owner of all the issued and outstanding shares of capital stock of each of G.W. Murphy Construction Company, Inc., a Hawaii corporation ("Murphy"), and E.E. Black Limited, a Hawaii corporation ("E.E. Black"); and E.E. Black is the owner of all the issued and outstanding shares of capital stock of each of Black Construction Corporation, a Guam corporation ("Black Construction"), and Black Micro Corporation, a Commonwealth of the Northern Mariana Islands corporation ("Black Micro") (MKI, MKP, Murphy, E.E. Black, Black Construction and Black Micro being each individually referred to as a "Company" and collectively referred to as the "Companies"); and

     WHEREAS, the Purchaser desires to acquire the shares of issued and outstanding capital stock of each of the Companies as contemplated herein by acquiring all the issued and outstanding shares of capital stock of MKI (the "MKI Shares"), and the Sellers have agreed to sell the MKI Shares to the Purchaser on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 TRANSFER OF SHARES. Pursuant to the terms of this Agreement, on the Effective Date (as hereinafter defined), MKC will sell, transfer, convey and assign the MKI Shares and deliver to the Purchaser certificates representing the MKI Shares, together with stock powers duly endorsed by MKC so that the MKI Shares may be duly registered in the Purchaser's name.

     1.2 CONSIDERATION. On the terms and subject to the conditions of this Agreement, on the Effective Date, the Purchaser will purchase the MKI Shares in exchange for $17,100,000.00 in cash ("Purchase Price").

     1.3 CONTEMPLATED TRANSFER OF RETAINED ASSETS AND RELATED MATTERS. (a) Prior to the Closing (as defined below), the Sellers shall cause (i) each of MKI, MKP and E.E. Black (collectively, the "Designated Companies") to transfer to MKC, by dividend or otherwise, the assets of each of the Designated Companies (the "Retained Assets"), except for the assets listed on Schedule 1.3A which shall include all small tools, office furniture, fixtures and equipment and any other items categorized as minor equipment in the books and records of the Designated Companies (except for mutually acceptable exclusions), and (ii) MKC to assume all the liabilities, commitments and other obligations of each of the Designated Companies of every type and description whether recorded or not ("Retained Liabilities), except for the intercompany accounts payable by any Company to any other Company, MKC or Morrison Knudsen and the liabilities listed on Schedule 1.3B. In addition, prior to the Closing, MKC shall transfer to its payroll all employees of the Designated Companies.

          (b) Prior to the Closing, the Sellers shall secure and deliver to the Purchaser the written agreement of the Fidelity and Deposit Company of Maryland ("F&D") to release the Purchaser and E.E. Black from all liabilities arising out of, or in any way relating to any performance, payment or material bond issued by F&D prior to the Effective Date with respect to any E.E. Black project (individually an "E.E. Black Project Bond" and collectively the "E.E. Black Project Bonds").

          (c) As promptly as practicable after the date of this Agreement, the Seller shall secure and deliver to the Purchaser (i) written evidence of the release of each of the Designated Companies from the obligation to pay, perform or discharge each of the Retained Liabilities from the owner, lessor, joint venture partner, bonding company, surety, or other entity or person entitled to the benefits thereof, as the case may be, and (ii) written evidence that each E.E. Black Project Bond has been cancelled and substituted with a new performance, payment or material bond, as the case may be, that does not guarantee the performance by E.E. Black of any obligations covered thereby.

          (d) The Sellers desire to retain the sole authority to direct the defense of the matters described on Schedule 1.3D (the "Schedule 1.3D Items") involving Murphy, Black Construction and Black Micro (an "Additional Designated Company" or the "Additional Designated Companies"). Accordingly, for the limited purpose of clause (e) of this Section 1.3 and for the limited purpose of resolving the Schedule 1.3D Items, the Schedule 1.3D Items shall be deemed to be Retained Liabilities. If requested by the Sellers after the Closing, the Purchaser shall cause the officers and employees of the Additional Designated Companies to cooperate with the Sellers in connection with the resolution of the
Schedule 1.3D Items, including, without limitation, providing reasonable access to books and records of the Additional Designated Companies relating to the
Schedule 1.3D Items.

          (e) The Sellers, jointly and severally, agree to protect, indemnify, defend and hold harmless the Purchaser, E.E. Black and the Additional Designated Companies from all damages (including, exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigating, defending and prosecuting litigation (collectively, the "Damages"), suffered by E.E. Black, any Additional Designated Company or the Purchaser as a result of, caused by, arising out of, or in any way relating to any of the Retained Liabilities (including, without limitation, the E.E. Black Project Bonds and the Schedule 1.3D Items). Notwithstanding any provision in this Agreement to the contrary, the foregoing indemnity agreement shall neither be subject to any time limit nor any limit on the amount of Damages recoverable by E.E. Black, any Additional Designated Company or the Purchaser thereunder.

          (f) For the purposes of this Agreement, the performance by the Sellers of their obligations under this Section 1.3 shall not be considered a material adverse change in the financial condition or results of operations of E.E. Black, the Additional Designated Companies with respect to the Schedule 1.3D Items only, or the combined operations of the Companies, and none of the representations, warranties or covenants of the Sellers set forth in this Agreement shall relate to the Retained Assets and/or the Retained Liabilities. Furthermore, neither the Retained Assets nor the Retained Liabilities need be disclosed on any other schedule required to be delivered by the Sellers to the Purchaser pursuant to this Agreement.

     1.4 ELIMINATION OF INTERCOMPANY ACCOUNTS. Immediately prior to the Closing, the Sellers shall contribute all long-term debt payable by any Company to the Sellers or any affiliate thereof and all other accounts payable by any Company to the Sellers or any affiliate thereof to the capital of the appropriate Company as additional paid in capital, and all other intercompany accounts between the Sellers or any affiliate thereof on the one hand and any Company on the other hand, shall be eliminated by contribution to capital or dividend.

                                   ARTICLE II

                                     CLOSING

     2.1 CLOSING. Subject to the satisfaction of the conditions to closing set forth in Article VI, the closing (the "Closing") of the acquisition of the MKI Shares shall be held at the offices of Morrison Knudsen at Morrison Knudsen Plaza, Boise, Idaho, 83712 commencing at 9:00 a.m., Boise, Idaho time, on the earlier of September 22, 1995 or the first business day following the satisfaction of the conditions set forth in Article VI, provided that the parties may select such other place, date and time as may be mutually agreed upon by them. The "Effective Date," as referred to herein, shall mean the date of the Closing.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally, hereby represent and warrant to the Purchaser that as of (a) the date hereof (except in the case of any representation and warranty that is expressly made subject to a schedule listed in Schedule 6.1(q) hereof in which event such representation and warranty shall be deemed to be made only as of the time the Purchaser accepts such schedule pursuant to Section 6.1(q) hereof) and (b) as of the Effective Date:

     3.1 ORGANIZATION AND EXISTENCE. Each Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated in Schedule 3.1. Each Company has full corporate power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would not reasonably be expected to affect materially and adversely the business, operations, affairs, properties, assets or condition (financial or otherwise) of such Company. Schedule 3.1 contains a list of each jurisdiction in which each Company is duly licensed or qualified to do business as a foreign corporation. Except as disclosed in Schedule 3.1, no Company has any direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity other than another Company.

     3.2 CAPITALIZATION. (a) The entire authorized capital stock of each Company consists of the class or classes of capital stock listed in Schedule
3.2. Schedule 3.2 also sets forth the number of shares of each class of authorized capital stock of each Company that is issued and outstanding. All issued and outstanding shares of capital stock of each Company are fully paid and nonassessable. The outstanding shares of capital stock of each Company are owned beneficially and of record by the party indicated in Schedule 3.2, free and clear of all liens, security interests, claims, charges, encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind (collectively, the "Stock Encumbrances").

          (b) There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Sellers or any Company) to purchase or otherwise acquire any security of or equity interest in any Company. Except as set forth in Schedule 3.2, MKC has full legal right to sell, assign and transfer the MKI Shares to the Purchaser and will, upon delivery of the MKI Shares to the Purchaser pursuant to the terms hereof, transfer to the Purchaser good and valid title to the MKI Shares, free and clear of all Stock Encumbrances.

     3.3 AUTHORITY AND APPROVAL. Each Seller has the corporate power and authority to execute and deliver this Agreement and the other agreements and documents contemplated to be delivered by it pursuant to Article VI hereof ("Seller Related Documents"), to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each Seller of this Agreement and the Seller Related Documents, the performance by each Seller of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each Seller and no approval of the stockholders of either Seller is required in connection with the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes and, upon execution and delivery, the Seller Related Documents will constitute the valid and binding obligation of each Seller enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     3.4 NO CONFLICT. Except as set forth in Schedule 3.4, this Agreement and the Seller Related Documents and the execution and delivery hereof and thereof by each Seller do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of either Seller or any Company, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to either Seller that has not already been obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), (c) except as set forth in Schedule 3.4, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, contract, commitment or instrument to which either Seller or any Company is a party or by which any of them is bound or to which any property of either Seller or any Company is subject, or (d) result in the creation of any Encumbrances (as defined below) on the assets of any Company under any such indenture, mortgage, lien, lease, agreement or instrument.

     3.5 LAWS AND REGULATIONS; LITIGATION. Except as set forth in Schedule 3.5 and except for those violations which would not reasonably be expected materially and adversely to affect the businesses, operations, affairs, properties, assets or condition (financial or otherwise) of a particular Company, no Company is in violation of or in default under any law or regulation, or under any order of any court or foreign, federal, state, municipal, territorial or other governmental department, commission, board, bureau, agency or instrumentality applicable to it; and, except to the extent set forth in Schedule 3.9 and except for those claims, fines, actions, suits, demands, investigations or proceedings which would not reasonably be expected materially and adversely to affect the business, operations, affairs, properties, assets or condition (financial or otherwise) of a particular Company, there are no claims, fines, actions, suits, demands, investigations or proceedings pending or, to the best knowledge of the Sellers, threatened against or affecting any Company, at law or in equity, or before or by any foreign, federal, state, municipal, territorial or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any Company. Except as set forth in Schedule 3.9 or Schedule 3.12 and except for such lack of compliance, violations or liabilities that would not reasonably be expected materially and adversely to affect the businesses, operations, affairs, properties, assets, or condition (financial or otherwise) of a particular Company, each Company is in material compliance with all applicable foreign, federal, state, territorial and local statutes, ordinances, permits, permit applications, licenses, orders, approvals, variances, rules and regulations expressly applicable to it.

     3.6 NO DEFAULT. Except as set forth in Schedule 3.6, no Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties is bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any construction contract, surety agreement or other agreement, except for such defaults and conditions that, individually and in the aggregate, would not reasonably be expected materially and adversely to affect the business, operations, affairs, properties, assets or condition (financial or otherwise) of such Company.

     3.7 FINANCIAL STATEMENTS. Attached as Schedule 3.7 is a copy of the unaudited consolidating balance sheet of the Companies (the "Balance Sheet") as at April 30, 1995 (the "Balance Sheet Date").

     3.8 NO ADVERSE CHANGES. Except as disclosed in Schedule 3.8 and except on account of matters that generally affect the economy or the industry in which each Company is engaged, since the Balance Sheet Date there have been no material adverse changes in (a) the financial condition of any Company from that set forth in the Balance Sheet or (b) the business, operations, affairs, properties, assets or condition (financial or otherwise) of any Company, in each case other than changes in the ordinary course of business, consistent with past practices. Except as disclosed in Schedule 3.8, since the Balance Sheet Date no Company has declared, set aside or paid any dividends, or made any distributions, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities or transferred any cash to the Sellers except in payment for services actually rendered to or in reimbursement for expenses actually paid on behalf of such Company.

     3.9 LIABILITIES. Except as set forth in Schedule 3.9 or as otherwise set forth in the Balance Sheet, no Company has any obligation or liability material to that Company (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than contractual liabilities incurred in the ordinary course of business which are not required to be disclosed in the Balance Sheet and other than liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, consistent with past practices.

     3.10 TAXES. Except as otherwise expressly noted in this Section 3.10 or set forth in Schedule 3.10: The operations of the Companies have been reflected in the consolidated federal income tax returns of the affiliated group of corporations having Morrison Knudsen as its common parent (the "Seller Group") that have been filed or will be timely filed pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable years ended on or before December 31, 1994 during which Morrison Knudsen owned, directly or indirectly, 100% of the capital stock of any Company. Black Construction and Black Micro are not included in the Seller Group but have filed separate tax returns in Guam and the Commonwealth of the Northern Mariana Islands as the circumstances require. Each Company and Morrison Knudsen have (or will have by the Closing) caused to be duly filed in a timely manner (taking into account all extensions of due dates) with the appropriate foreign, federal, state, local, territorial and other governmental authorities all material returns, information returns or statements, and reports with respect to Taxes (as defined in subsection (a) of Section 7.1 hereof) which are required to be filed by or with respect to each Company or with respect to any member of the Seller Group, to the extent any Company could be liable for such Taxes, and have (or will have by the Closing) caused to be paid or deposited or made adequate provision in accordance with generally accepted accounting principles consistently applied for the payment of all Taxes (including estimated Taxes) required with respect to the periods covered by such returns, statements or reports or by any taxing authority. Adequate provision has been made for all Taxes due with respect to each Company and with respect to each member of the Seller Group, to the extent any Company could be liable for such Taxes, for all periods through the Balance Sheet Date, and adequate provision will be made for all such Taxes for the period between the Balance Sheet Date and the Effective Date. Except as set forth in Schedule
3.10 and except for tax liens securing the payment of Taxes not yet due and payable, (a) there are no tax liens upon any assets of any Company, (b) there are no outstanding agreements or waivers by or with respect to any Company or any member of the Seller Group extending the period for assessment or collection of any Taxes for which any Company could be liable, (c) there is no pending action, proceeding or investigation, and, to the best knowledge of the Sellers, no action, proceeding or investigation has been threatened by any governmental authority, for assessment or collection of Taxes with respect to any Company or Taxes of any member of the Seller Group for which any Company could be held liable, and (d) no claim for assessment or collection of Taxes has been asserted and no actual or proposed assessment has been made against the

Sellers or any Company with respect to the Taxes of any Company or Taxes of any member of the Seller Group for which any Company could be held liable. No consent or election under Section 341(f) of the Code has been filed by or for any Company.

     3.11 RECEIVABLES. Schedule 3.11 sets forth a list, as of the Balance Sheet Date, of the accounts receivable (in the form of an aged account balance) and notes receivable of each Company. Except to the extent of the reserve for bad debts reflected on Schedule 3.11, such accounts and notes are collectible in the amounts shown in Schedule 3.11. With respect to all accounts receivable and notes receivable that have been created by each Company subsequent to the Balance Sheet Date there is no pending contest to the amount or validity thereof and, to the best knowledge of the Sellers, no reasonable basis exists for any such contest.

     3.12 INTELLECTUAL PROPERTY. All patents, trademarks, trade names, brand names and copyrights (in each case, whether issued or pending), and all licenses or rights in favor of each Company with respect to any of the foregoing, owned or possessed by each Company (collectively, the "Intellectual Property Interests") are in good standing and are free and clear of all Encumbrances. Except with respect to Intellectual Property Interests listed on Schedule 3.12, each of the Companies is entitled to own, possess and exploit all their respective Intellectual Property Interests. To the best knowledge of the Sellers, no Company infringes any patent, copyright or trademark rights of others. To the best knowledge of the Sellers, all technical information developed and belonging to each Company which has not been patented has been kept confidential. Except as disclosed in Schedule 3.12, each Company has the right to use, free and clear of claims or rights of others, all material trade secrets, customer lists, processes, computer software, patents, copyrights and trademarks required for, incident to or included in its products and activities and its proposed products and activities, and, to the best of the Sellers' knowledge, no present or past employee of any Company is using or has used any confidential information, trade secrets or computer software required for its products and activities in violation of the claims or rights of others.

     3.13 FIXED ASSETS. Schedule 3.13 sets forth a list and summary description of all fixed assets owned or leased by each Company as of the Balance Sheet Date. All of the fixed assets of each Company are in good working order and condition and fit for their intended purposes, subject to the need for normal repair and maintenance. All leases of fixed assets are in full force and effect and binding upon the parties thereto and none of the parties thereto is in breach of any of the material provisions thereof. Schedule 3.13 also includes a list of all leases under which each Company leases fixed assets, as of the Balance Sheet Date. Except as indicated in Schedule 3.13, since the

Balance Sheet Date, no Company has acquired or sold or otherwise disposed of any such fixed assets.

     3.14 OTHER ASSETS. Schedule 3.14 sets forth a list and summary description of all properties and assets owned by each Company, as of the Balance Sheet Date, other than those described in Schedules 3.11, 3.12 and 3.13. Schedule
3.14 also includes (a) a list of all title reports and title insurance policies received or owned by each Company and (b) a list of each Company's leases, including those covering vehicles. Except as indicated in Schedule 3.14 or in the ordinary course of its business, since the Balance Sheet Date, no Company has acquired or sold or otherwise disposed of any of such properties or assets. Except as set forth in Schedule 3.14, since August 14, 1992, no Company has conducted business operations that are materially different from those currently conducted by it at the present time.

     3.15 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS. (a) Schedule 3.15 sets forth a list of all revenue producing contracts and agreements and all other contracts and agreements under which any Company has an outstanding liability or obligation to pay at least $50,000 (other than licenses and rights included in Schedule 3.12, leases included in Schedule 3.13 or Schedule 3.14, contracts and agreements included in Schedule 3.19, any individual customer service agreement or purchase order which is subject to termination by a Company without penalty upon 90 days' notice or less, and any agreement providing for annual revenues to a Company of less than $1,000) to which any Company is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, powers of attorney and other similar instruments, tax allocation agreements or arrangements, bids for contracts that have not been awarded, bonding and surety arrangements, contracts with labor organizations, loan agreements, bonds and notes, mortgages, liens, pledges or other security agreements). All such contracts and agreements included in Schedule 3.15, as well as those included in Schedules 3.12, 3.13,
3.14 and 3.19, are in full force and effect and binding upon the parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law affecting creditors' rights generally and general principles of equity (whether applied in a proceeding in law or in equity); and no Company that is a party to any such contract or agreement and, to the best knowledge of the Sellers, no other party thereto is in breach of any of the material provisions thereof and no event has occurred on the part of such Company or, to the Sellers' best knowledge, on the part of any other party to any such contract or agreement that with notice or lapse of time or both would constitute such a breach.

          (b) Except as specifically identified in Schedule 3.15, no Company is a party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects the business, operations, affairs, properties, assets or condition (financial or otherwise) of such Company.

     3.16 TITLE AND LIENS. (a) Each Company has good and marketable title to all properties, contracts, assets and leasehold estates, real and personal, owned and used in its respective businesses, including, without limitation, those reflected in the schedules attached hereto, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, (collectively, "Encumbrances"), except for (i) Encumbrances listed in Schedule 3.16, (ii) liens for current Taxes and assessments that are not yet due and payable, and (iii) mechanics', warehousemen's, landlord's and other similar statutory liens securing the payment of amounts that are not yet due and payable.

          (b) Without limiting the foregoing, the condition of title to or interest in each Company's real property (including real property which is leased, during the pendency of such lease) described in Schedule 3.14 (collectively, the "Real Property") is as follows: (i) with respect to Real Property owned by any Company, except as set forth in Schedule 3.16 or in the title insurance policy listed in Schedule 3.14 relating to any of the Real Property, there are no leases, tenancy agreements, easements, covenants, restrictions or any other instruments, agreements or arrangements which create in or confer on any party other than such Company the right to occupy or possess all or any portion of the Real Property or create in or confer on any such party any right, title or interest in or to the Real Property or any portion thereof or any interest therein; no party other than such Company occupies or possesses the Real Property or any portion thereof; there is legal and adequate ingress and egress between each tract of Real Property and an adjacent (or, if none, the closest) public roadway; the Real Property is properly zoned in order to allow its current use in such Company's businesses; and there are no claims or demands pending or, to the best knowledge of the Sellers, threatened by any party against the Real Property which, if valid, would create in, or confer on, any party other than such Company, any right, title or interest in or to the Real Property or any portion thereof and (ii) with respect to Real Property leased by any Company, such lease has been validly executed and delivered by the Company and, to the best knowledge of the Sellers, by the other party or parties thereto and is a binding agreement; the Company is not and, to the best knowledge of the Sellers, no other party to the lease is in material breach or default and no event has occurred on the part of the Company or, to the best knowledge of the Sellers, on the part of any other party which with notice or lapse or time, would constitute such a breach or default or permit termination, modification or acceleration under such lease; the Company has not repudiated and, to the best knowledge of the Sellers, no other party to such lease has repudiated any provision thereof; and to the best knowledge of the Sellers, there are no disputes, oral agreements or delayed payment programs in effect as to such lease. Notwithstanding the foregoing, no representation is made as to the condition of any landlord's title to real property on which a Company owns a leasehold interest, or as to the priority of any leasehold interest owned by a Company.

     3.17 INSURANCE. Morrison Knudsen maintains such policies of workmen's compensation, casualty, liability and other insurance on behalf of each Company as it considers appropriate under the circumstances. Schedule 3.17 accurately identifies the types and coverage amounts of such insurance coverage as of the Effective Date.

     3.18 PERSONNEL. Schedule 3.18 sets forth a list of all officers, directors, employees, and consultants and agents with whom each Company has agreements not terminable at the will of such Company (by type or classification) and their respective rates of compensation (including the portions thereof attributable to bonuses), including any other salary, bonus or other payment arrangement made with any of them.

     3.19 BENEFIT PLANS.

          (a) Schedule 3.19 sets forth a list (copies or descriptions of which have been delivered to the Purchaser) of all of the following agreements or plans sponsored by each Company which are presently in effect or which have been in effect at any time since August 14, 1992 (other than the E.E. Black Limited Savings & Retirement Plan):

     (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

     (ii) except for the E.E. Black Limited Savings & Retirement Plan, any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefit, fringe benefit, or other employee or former employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal (the plans, programs, policies, or arrangements described in subparts (i) or (ii) are herein collectively referred to as the "Company Plans").

Except as set forth in Schedule 3.19, the Sellers have delivered to the Purchaser a copy of all governmental filings, financial statements, and actuarial reports, including but not limited to, the most recent financial statements of each "Qualified Plan," as defined below, the most recent actuarial report, if any, for each employee pension benefit plan and Internal Revenue Service Forms 5500 for each Company Plan for which a Form 5500 has been required since August 14, 1992. All financial statements and actuarial reports have been prepared in accordance with generally accepted accounting principles and actuarial principles, applied on a uniform and consistent basis.

          (b) Schedule 3.19 identifies each of the Company Plans which purports to satisfy the requirements of Section 401(a) of the Code ("Qualified Plans").
A copy of each Qualified Plan and the most recent determination by the Internal Revenue Service with respect to each of the Qualified Plans has been delivered to the Purchaser. All of such determination letters remain in effect and have not been revoked. Except as listed on Schedule 3.19, no Qualified Plan has been amended since the issuance of the most recent determination letter. Except as listed on Schedule 3.19, no issue concerning qualification of any Qualified Plan is pending before or, to the best knowledge of the Sellers, threatened by the Internal Revenue Service. In all materials respects each Qualified Plan has been administered according to its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Qualified Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and no Company or any fiduciary of any Qualified Plan has done anything which would adversely affect the qualified status of any Qualified Plan or any related trust.

          (c) Except as listed in Schedule 3.19, each Company is in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules, and regulations applicable to the Company Plans and all material reports and disclosures relating to the Company Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the Effective Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

          (d) No termination or partial termination of any existing Qualified Plan has occurred, nor has a notice of intent to terminate any existing Qualified Plan been issued by a Company. The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted, and, to the best knowledge of the Sellers, is not expected to institute, any proceedings to terminate any Company Plan.

          (e) No Qualified Plan has suffered any "accumulated funding deficiency" within the meaning of ERISA Section 302 and Section 412 of the Code (which remains outstanding on the Effective Date), whether or not waived, and if any Qualified Plan were terminated on the Effective Date, no Company would have any material liability to any participants or beneficiaries as a result of the termination except to the extent of funds set aside for such purpose or reflected as reserved for such purpose in the Balance Sheet. Except as listed in Schedule 3.19, each Company has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each Qualified Plan and in accordance with applicable laws to be paid as a contribution to each Qualified Plan. Schedule 3.19 sets forth the unfunded accrued liabilities of each "defined benefit plan," as defined in
Section 3(35) of ERISA, as of the date indicated by the actuaries for such Plan.

          (f) Except as listed in Schedule 3.19, since August 14, 1992, no Company has any past, present or future obligation or liability to contribute to any "multiemployer plan," as defined in ERISA Section 4001(a)(3) (a "Multiemployer Plan").

          (g) Since August 14, 1992, no member of the Controlled Group (as defined in paragraph (x) below) has completely or partially withdrawn from any Multiemployer Plan within the meaning of the Multiemployer Pension Plan Amendments Act of 1980.

          (h) No Company has any material liability to the PBGC. Except as listed in Schedule 3.19, with respect to any Qualified Plan or any Company, no termination liability to the PBGC or material withdrawal liability to any Multiemployer Plan has been or is expected to be incurred or would be incurred if any Qualified Plan were terminated on the Effective Date or if any Company were to withdraw from any Multiemployer Plan on the Effective Date. Except as listed in Schedule 3.19, since August 14, 1992, there has been no "reportable event," as defined in Section 4043(b) or 4043(c) of ERISA, with respect to any Qualified Plan that is subject to Title IV of ERISA, for which notice has not been waived.

          (i) No Company is liable or has been advised that it is liable for any funding taxes under Code Sections 413(b)(6) or 4971 on account of an accumulated funding deficiency of any Multiemployer Plan to which any Company has contributed or is required to contribute.

          (j) No Company has made or is obligated to make any nondeductible contributions to any Qualified Plan.

          (k) Except as listed in Schedule 3.19, no Qualified Plan is subject to Title IV of ERISA.

          (l) Except as listed in Schedule 3.19, no Company shall increase the rate of compensation payable or to become payable to any of its officers, directors, employees, consultants or agents, or make any commitment or incur any liability to any labor union (not currently set forth in the collective bargaining agreement), or pay or agree to pay any bonuses or severance pay other than in accordance with currently established policies or agreements.

          (m) The transaction contemplated by this Agreement along with any amounts paid or payable by any Company or any member of the Controlled Group (as defined in paragraph (x) below) has not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of any Company which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

          (n) Except as listed in Schedule 3.15, no Company (i) is a party to any collective bargaining agreement; (ii) is obligated to bargain with any other labor organization, (iii) knows of any charges or threatened charges of unfair labor practices, or (iv) has failed to materially comply with all applicable, foreign, federal, territorial, state and local regulations respecting employment and employment practices.

          (o) Except as set forth in Schedule 3.19, no Company is liable for any material unpaid wages, bonuses or commissions, or taxes, penalties, assessments or forfeitures arising from any employment matter.

          (p) No Company has committed any material violations of the Civil Rights Act of 1964, as amended, the federal wage and hour laws, federal or state income, unemployment or social security withholding laws or any laws of a similar or comparable nature in Guam, the Federated States of Micronesia, the Commonwealth of the Northern Mariana Islands, Palau and the Philippines.

          (q) Each Company has complied in all material respects with applicable workers compensation statutes.

          (r) No Company or any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or ERISA Section 406 with respect to the Company Plans for which an exemption does not exist, and all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Company Plans have complied in all material respects with the requirements of Section 404(a) or (b) of ERISA. Neither any Company nor any party in interest or disqualified person with respect to the Company Plans has taken or omitted to take any action with respect to the Company Plans which could lead to the imposition of a material excise tax under the Code or a material fine under ERISA.

          (s) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or, to the best knowledge of the Sellers, threatened (collectively, the "Actions") against any of the Company Plans or any fiduciary of any of the Company Plans (but such representation is limited to Actions with respect to any fiduciary while acting on behalf of the Company Plans) or against the assets of any of the Company Plans.

          (t) Except as listed in Schedule 3.19, as of the Effective Date, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

          (u) Unless otherwise expressly permitted or required by the terms of this Agreement, from the date hereof until the Effective Date, no Company shall amend any Company Plans, except to the extent necessary to maintain compliance with the Code or ERISA or to obtain a favorable determination letter from the IRS for any Qualified Plan, increase any benefits or rights under any Company Plan, or adopt any new plan, program, policy, or arrangement which, if it existed as of the Effective Date, would constitute a Company Plan.

          (v) Except as listed in Schedule 3.19, or as required by law, no Company has any obligation to any retired or former employee, or any current employee upon retirement, under any Company Plan. As of the Effective Date, except for professional fees, any applicable IRS user or filing fees and any obligations arising under applicable laws of the Territory of Guam and surrounding islands, any Company Plan can be terminated without resulting in additional penalties, premiums, fees, or similar charges to the sponsoring Company or to the Purchaser. To the extent such obligations exist, such obligations are fully funded or adequately reserved for by each Company or represent Retained Liabilities to be retained by the Sellers.

          (w) To the extent applicable, each Company has complied in all material respect with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

          (x) Except as listed in Schedule 3.19, no other entity, which together with any Company constitutes a single employer within the meaning of
Section 414 of the Code ("Controlled Group"), sponsors or maintains any employee benefit plan within the meaning of Section 3(3) of ERISA, which under Title IV of ERISA or any section of the Code or ERISA, would subject the Purchaser, any Company, any Company Plan, the fiduciaries thereof, or their respective plan assets, to any material taxes, liens, encumbrances, penalties, or any other material liabilities.

          (y) Neither the Company nor any member of its Controlled Group is a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA to which the requirements of Section 4043(b) of ERISA apply as of the Effective Date with respect to the transactions contemplated by this Agreement.

     3.20 COPIES COMPLETE. The certified copies of the charter documents, bylaws and other governing documents, each as amended to date, of each Company and the copies of all leases, instruments, agreements, bids, surety arrangements, bonds, licenses, permits, certificates or other documents which are recited herein as having been delivered to the Purchaser in connection with the transactions contemplated hereby are true, correct and complete copies of the originals thereof.

     3.21 BANK ACCOUNTS. Schedule 3.21 contains a list of all bank accounts maintained by each Company and the name of each person authorized to draw checks on such accounts.

     3.22 ACCURATE AND COMPLETE RECORDS. The books, ledgers, financial records and other records of each Company for the period from August 14, 1992 to the date hereof:

          (a) are, or will be prior to the Effective Date, in the possession of the appropriate Company;

          (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

          (c) are accurate and complete and do not contain or reflect any material discrepancies.

     3.23 BROKERAGE ARRANGEMENTS. Except as set forth in Schedule 3.23, neither any Company nor the Sellers have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Purchaser or any Company to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

     3.24 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 3.24, (i) each Company has obtained all Environmental Permits (as hereinafter defined) that are required in connection with and are material to the business, operations and properties of such Company, (ii) each Company has been, and each Company is, in material compliance with all terms and conditions of all applicable requirements of Environmental Law (as hereinafter defined) and Environmental Permits, (iii) no Company has received written notice from a governmental authority of any material violation, alleged material violation or material liability arising under any requirements of Environmental Law or Environmental Permits, (iv) no Environmental Claims (as hereinafter defined) have ever been threatened or asserted or are presently pending against any Company attributable to present or past operations on premises owned, leased or operated by any Company, and (v) to the best knowledge of the Sellers, there is no condition or set of facts or circumstances that could reasonably be expected to give rise to an environmental lien or to an Environmental Claim against any Company.

          (b) Except as set forth in Schedule 3.24, no Company has disposed, treated, or arranged for the disposal or treatment of any toxic or hazardous waste, materials or substances at a site or location, or has leased, used, operated or owned a site or location which (i) has been placed on the National Priorities List or its state equivalent pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or similar foreign, territorial or state law, (ii) the Environmental Protection Agency or relevant foreign, territorial or state authority has proposed, or is proposing, to place on the National Priorities List or foreign, territorial or state equivalent, (iii) is subject to a lien, administrative order or other demand either to take response or other action under CERCLA or other Environmental Law, or to develop or implement a "Corrective Action Plan" or "Compliance Plan," as each is defined in regulations promulgated pursuant to the Resource Conservation and Recovery Act, as amended ("RCRA"), or to reimburse any person who has taken response or other action in connection with that site, (iv) is on any Comprehensive Environmental Response Compensation Liability Information System List, (v) has been the site of any Release (as hereinafter defined) from present or past operations of any

Company (or any of its predecessors) which would be either reportable under any requirements or Environmental Law or which has caused at such site or any third party site any condition that has resulted in or could reasonably be expected to result in a claim against any Company under Environmental Law, or (vi) to the best knowledge of the Sellers, is located within one mile of a property described in any of subclauses (i) through (iv) above.

     (c) Except as set forth in Schedule 3.24 and to the best knowledge of the Sellers after due inquiry, (i) no Company has ever owned or operated any underground storage tanks (USTs) containing petroleum products or wastes or other substances regulated by 40 CFR Part 280 or other applicable requirements of Environmental Law, and has not owned or operated any real estate having any USTs, (ii) there are no polychlorinated biphenyls or asbestos in or on premises currently owned, leased or operated by any Company, and (iii) no entities or sites owned or operated by third parties have been used by any Company in connection with the treatment, storage, disposal or transportation of Hazardous Substances (as hereinafter defined), except in compliance with applicable Environmental Law and except for such violations that have been remedied.

     (d) The plants, structures, equipment and other properties currently owned or used by each Company are adequate and sufficient for the current operations of such Company in conformance with all applicable requirements of Environmental Law.

     (e) "Environmental Claims," as referred to herein, shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or other adversarial proceedings relating to any Environmental Law or Environmental Permit including, without limitation (i) any and all claims by governmental, territorial or regulatory authorities for enforcement, cleanup, removal, response, remedial or other similar actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to the environment. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify, terminate or enforce the provisions of an Environmental Permit or requirement of Environmental Law, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations or alleged violations of the applicable permit, license, or regulation.

     (f) "Environmental Law," as referred to herein, shall mean any federal, state, territorial, local or foreign statute, law, rule, regulation, ordinance, code, policy (compliance with which is required by law or if the failure to comply therewith would be reasonably foreseeable to result in adverse administrative action) or rule of common law in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Substances, including, without limitation to the extent applicable under the circumstances, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 ET SEQ.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Toxic Substance Control Act,
15 U.S.C. Section 2601 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 5101 ET SEQ.; the Atomic Energy Act, as amended, 42 U.S.C. Section 2011 ET SEQ.; any laws regulating the use of biological agents or substances including medical or infectious wastes; and the corresponding foreign, territorial or state laws, regulations and local ordinances, which may be applicable, as any such acts may be amended.

     (g) "Environmental Permits" as referred to herein, shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

     (h) "Hazardous Substances" as referred to herein, shall mean (i) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "regulated substances" or "pesticides" as defined as such in any applicable Environmental Law, (ii) any radioactive materials, asbestos-containing materials; urea formaldehyde foam insulation, and radon in harmful quantities or concentration that are regulated by any governmental authority having jurisdiction in the location of such materials and (iii) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction in the location of such substances on the basis of potential hazards.

     (i) "Release," as referred to herein, shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.

     3.25 FINANCIAL CONDITION. The sale of the MKI Shares is for reasonably equivalent value. Neither of the Sellers is insolvent (that is, its debts do not exceed its assets), nor will either of the Sellers become insolvent as a result of the transactions contemplated by this Agreement. The Sellers do not and will not have, after giving effect to the transactions contemplated by this Agreement, an unreasonably small amount of capital to conduct their respective businesses.

     3. NO MISLEADING STATEMENTS. The representations and warranties of the Sellers contained in this Agreement, the schedules hereto and all other documents and information furnished to the Purchaser and its representatives pursuant hereto are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Sellers that as of the date hereof and as of the Effective Date:

     4.1 ORGANIZATION AND EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     4.2 AUTHORITY AND APPROVAL. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the other agreements and documents contemplated to be delivered by it pursuant to Article VI hereof ("Purchaser Related Document), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Related Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by its Board of Directors. No other act, approval or proceedings on the part of the Purchaser or the holders of any class of its equity securities is required to authorize the execution and delivery of this Agreement and the Purchaser Related Documents by the Purchaser or consummation of the transactions contemplated hereby or thereby. The Purchaser is purchasing the MKI Shares for its own account for investment purposes and not with a view toward, or for sale in connection with, any distribution or public offering of the MKI Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Purchaser is an "accredited investor," as such term is defined in Rule 501(a) promulgated under the Securities Act. This Agreement constitutes and, upon execution and delivery, the Purchaser Related Documents will constitute the legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     4.3 NO CONFLICT. This Agreement and the Purchaser Related Documents and the execution and delivery hereof and thereof by the Purchaser do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Purchaser, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Purchaser that has not already been obtained under the HSR Act, or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, agreement, contract, commitment or instrument to which the Purchaser is a party or by which it is bound.

     4.4 LITIGATION. There are no actions, suits, proceedings or governmental investigations or inquiries pending against the Purchaser or its properties, assets, operations or business which might delay or prevent the consummation of the transactions contemplated hereby.

     4.5 FUNDS AVAILABLE. The Purchaser has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of any amounts to be paid by it hereunder.

     4.6 BROKERAGE ARRANGEMENTS. The Purchaser has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Sellers to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

     4.7 NO MISLEADING STATEMENTS. The representations and warranties of the Purchaser contained in this Agreement and all other documents and information furnished to the Sellers and their representatives pursuant hereto are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading.

                                    ARTICLE V

                             ADDITIONAL AGREEMENTS,
                        COVENANTS, RIGHTS AND OBLIGATIONS

     5.1 CERTAIN CHANGES. Without first obtaining the written consent of the Purchaser, from the date hereof until the earlier of the Effective Date or the termination of this Agreement, the Sellers, jointly and severally, covenant that none of the Companies will:

     (a) make any material change in the conduct of its businesses and operations, or its financial reporting and accounting methods;

     (b) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect, or be in default in any material respect under any material contract or agreement to which any Company is a party, including without limitation any bid submitted by any Company, except for any defaults which may occur during such time period which are cured by such Company or the Sellers prior to the Effective Date;

     (c) except as otherwise provided in Sections 1.4 and 3.8 hereof, declare, set aside or pay any dividends, or make any distributions, in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities or transfer any cash to the Sellers;

     (d) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation, person or other entity;

     (e) make any change in its charter documents, bylaws or equivalent governing instruments;

     (f) other than in the ordinary course of business, purchase any securities of any corporation, person or entity, except short term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture or other business enterprise;

     (g) increase the indebtedness of, or incur any obligation or liability, direct or indirect for any Company other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practices; provided, however, that in no event will any Company incur any obligation or liability for funded indebtedness;

     (h) sell, lease or otherwise dispose of any of its assets other than the sale of its assets in the ordinary course of business and as otherwise contemplated by Section 1.3 hereof;

     (i) purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business;

     (j) allow or permit the expiration, termination or cancellation at any time prior to the Closing of any of the insurance policies listed in
          Schedule 3.17, unless it is replaced, with no loss of coverage, by a comparable insurance policy;

     (k) implement or adopt any change in its tax methods, principles or elections; or

     (l) commit to do any of the foregoing, except as contemplated by this Agreement.

     5.2 OPERATIONS. Unless the Purchaser shall otherwise first consent in writing, from the date hereof until the earlier of the Effective Date or the termination of this Agreement, the Sellers, jointly and severally, agree to cause each Company to:

     (a) maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

     (b) use its reasonable business efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it;

     (c) advise the Purchaser promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

     (d) file on a timely basis all notices, reports or other filings required to be filed with or reported to any foreign, federal, state, territorial, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

     (e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, license, bond, surety, variance or any other approval required by any governmental authority necessary or required for the continuing operation of the businesses of each Company, whether or not such approval would expire before or after the Effective Date.

     5.3 ACCESS. Upon specific request made to either James S. Voorhees of MKC or Jonathan M. Robertson of Morrison Knudsen, the Sellers will afford to the Purchaser and its authorized representatives reasonable access to each Company's financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to the Sellers at any time prior to the Effective Date, and will furnish to the Purchaser such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which either Seller or any Company is bound or any applicable law or regulation. The Sellers will use their reasonable business efforts to secure all requisite consents for the examination by the Purchaser and its representatives of all information covered by confidentiality agreements. The Sellers will cause each Company to allow the Purchaser access to and consultation with the lawyers, accountants, and other professionals employed by or used by such Company for the purposes of negotiating, preparing, executing and performing this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Additionally, the Sellers will afford to the

Purchaser and its authorized representatives reasonable access to the books and records of the Sellers insofar as they relate to property, accounting and tax matters of any Company. Until the Effective Date, the confidentiality of any data or information so acquired shall be maintained by the Purchaser and its representatives, except in those cases where, on the advice of counsel, disclosure is required in governmental filings or judicial, administrative or arbitration proceedings. Further, the Sellers will afford to the Purchaser and its authorized representatives reasonable access from the date hereof until the Effective Date, during normal business hours, to each Company's assets and properties; provided that such access shall be at the sole cost, expense and risk of the Purchaser. The Sellers acknowledge that the Purchaser has had access and will continue to have access to the senior management of each Company and that each of such members of senior management is entitled to reveal to the Purchaser and its representatives information concerning any Company that may be deemed confidential and proprietary.

     5.4 ANTITRUST NOTIFICATION; OTHER REPORTING REQUIREMENTS. The Sellers and the Purchaser previously filed with the Federal Trade Commission and the Department of Justice the notification and report form required under the HSR Act for the transactions contemplated hereby and received notice from the Federal Trade Commission on August 11, 1995 of the early termination of the waiting period provided for thereunder. The Sellers shall cause each Company duly and timely to file all notices and reports required to be filed with all foreign, federal, state, territorial, local and other governmental authorities in contemplation of the consummation of the transactions described herein.

     5.5 BEST BUSINESS EFFORTS. The Sellers and the Purchaser shall use their best business efforts to (a) obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, and (b) ensure that all of the conditions to the obligations of the Purchaser and the Sellers contained in Sections 6.1 and 6.2, respectively, are satisfied timely.

     5.6 CONFIDENTIALITY. After the Effective Date, the Sellers shall not, directly or indirectly, use or provide to, or shall not permit any affiliate, directly or indirectly, to use or provide to, any other person any nonpublic information (excluding information provided to third parties prior to the Effective Date pursuant to confidentiality agreements in existence on the date of this Agreement) concerning the business or operations (financial or other) of any Company, except as on the advice of counsel is required in governmental filings or judicial, administrative or arbitration proceedings.

     5.7 ADDITIONAL DISCLOSURES AND INFORMATION. The Sellers shall give the Purchaser prompt notice if at any time on or prior to the Effective Date there is a change in any state of facts, or there is the occurrence, nonoccurrence or existence of any event subsequent to the date of this Agreement, which change or event is known to any executive officer of either Seller and which would make any representation and warranty (including the information set forth in the schedules) made by the Sellers to the Purchaser not true or correct in any material respect, it being the intention of the parties to this Agreement that the Sellers shall engage in a continuous disclosure process from the date of this Agreement through the Effective Date.

     5.8 DISCLOSURE OF BREACH. The Purchaser covenants and agrees that if, in the course of its investigation of the businesses of the Companies, anything comes to its attention that indicates there has been or there is or there could become a breach of the Sellers' representations and warranties, covenants and agreements contained in this Agreement, Purchaser will promptly notify the Sellers of such matter and will give the Sellers a reasonable opportunity to cure or correct any such breach.

     5.9 NOTICE OF FAILURE OF CONDITION. Each party hereto will as promptly as reasonably practicable notify each other party in writing of the occurrence of any event of which it obtains knowledge which will result in the failure to satisfy the conditions specified in Section 6.1 hereof, in the case of events relating to the Sellers, and Section 6.2 hereof, in the case of events relating to the Purchaser.

     5.10 INTERFERENCE WITH RELATIONSHIPS. From the date hereof until the Effective Date, the Purchaser will not take any action or engage in any practice calculated or designed to impair the relationships of the Companies with their customers, suppliers or others having business dealings with any of them.

     5.11 TRANSFER. The Sellers have taken and will take all actions necessary to comply with applicable requirements of Environmental Law concerning the transfer of the MKI Shares, including without limitation the filing with appropriate permitting agencies of any notices required in reference to the change in ownership for the purpose of effecting the transfer or issuance of the permits required under Environmental Law for the operation and the conduct of the business of any Company. The Sellers shall assist the Purchaser in effectuating the issuance or transfer, as promptly as is reasonably possible, of all Environmental Permits required as of the Effective Date. The Sellers shall notify the Purchaser of any notices or reports required from the Purchaser in connection with the transfer or issuance of the required Environmental Permits, and the Purchaser shall cooperate in providing promptly such notices or reports.

     5.12 LIMITED USE OF LEASED SPACE. From and after the Effective Date and until the first to occur of March 31, 1996 or the termination of MKC's right to occupy the space, MKC shall permit the Purchaser (a) to store the office furniture and equipment owned by E.E. Black on the Effective Date at MKC's leased premises in Honolulu and (b) to store construction equipment as space permits at MKC's Campbell Yard, in each case without a requirement for the payment of rent by the Purchaser.

     5.13 FURTHER ASSURANCES. Each of the Purchaser and the Sellers agrees that it will execute and deliver, and cause to be executed and delivered, on and after the Effective Date, all such instruments and will take all reasonable actions as may be necessary to transfer the MKI shares to the Purchaser, on the terms contained herein, and otherwise secure the benefits of this Agreement to the Purchaser and the Sellers in accordance with the terms hereof. The Sellers also agree, to the extent practicable under the circumstances, to cooperate with the Purchaser after the Closing by permitting any resident management employee or other designated person named in any contractor license of a Company in Hawaii or elsewhere (an "RME") who is no longer an employee of such Company after the Effective Date to continue to serve as the RME under such contractor's license until the Purchaser can secure the substitution of another RME (which the Purchaser undertakes to do promptly), all to the end that each Company can continue to maintain its contractor licenses after the Closing without interruption.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO THE OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Effective Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Purchaser:

          (a) The Sellers shall have complied in all material respects with each of their covenants and agreements contained herein and each of their representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Effective Date and shall then be true and correct in all material respects.

          (b) The Purchaser shall have received a certificate, dated as of the Effective Date, of an executive officer of each Seller certifying as to (i) the matters specified in Section 6.1(a) hereof and (ii) the accuracy and completeness of the list attached thereto, which shall be reasonably acceptable to the Purchaser, setting forth all outstanding liabilities of each Company as of the Effective Date that are not reflected in the Audited Statements (as defined below).

          (c) The Purchaser shall have received from Jonathan M. Robertson, Esq., Associate General Counsel of Morrison Knudsen, counsel to the Sellers, an opinion dated the Effective Date, with such qualifications (including reliance upon the opinions of other counsel) as are reasonably acceptable to the Purchaser, to the effect that:

          (i) each Seller and each Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the corporate power and authority to own its respective assets and to transact its respective businesses as now being conducted; and each Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or held by it or the nature of business now conducted by it requires it to be so licensed or qualified where the failure so to qualify would affect materially and adversely the business, financial condition or results of operations of such Company;

          (ii) each Seller has the corporate power to execute and deliver this Agreement and the Seller Related Documents and to consummate the transactions contemplated hereby and thereby; all corporate acts and other proceedings required to be taken by or on the part of each Seller to execute and deliver this Agreement and the Seller Related Documents and to consummate the transactions contemplated hereby and thereby have been taken; and each of this Agreement and the Seller Related Documents has been duly executed and delivered by each Seller, and constitutes the valid and binding obligation of each Seller enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and except that such counsel need not express an opinion as to whether any covenant contained in this Agreement or any Seller Related Document is specifically enforceable);

          (iii) the authorized capital stock of each Company consists of the class or classes of capital stock listed in Schedule 3.2, and the shares of each class so indicated in Schedule 3.2 as being issued and outstanding are issued and outstanding, fully paid and nonassessable;

          (iv) each Company is the record and, to such counsel's knowledge, the beneficial owner of all of the issued and outstanding shares of capital stock of each other Company so identified on Schedule 3.2 as being owned by it, free and clear of all Stock Encumbrances, and such shares constitute all the issued and outstanding capital stock of each Company;

          (v) except for such as have been obtained or made as the case may be, no authorization, approval or consent of or declaration or filing with any governmental authority or regulatory body is necessary or required of either Seller or any Company in connection with the execution and delivery of this Agreement and the Seller Related Documents or the performance by each Seller of its obligations hereunder and thereunder;

          (vi) the execution and delivery of this Agreement and the Seller Related Documents by each Seller and the performance by each Seller of its obligations hereunder and thereunder will not violate any provision of any existing law or regulation applicable to either Seller or any Company, or of any order, judgment, award or decree, known to such counsel after due inquiry, of any court, arbitrator or governmental authority applicable to either Seller or any Company, the charter or bylaws of, or any securities issued by, either Seller or any Company, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking, known to such counsel after due inquiry, to which each Seller or any Company is a party or by which either Seller or any Company or any of its assets is bound, and will not result in, or require, the creation or imposition of any Encumbrances on any of the Companies' properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking;

          (vii) none of the Companies is in default under any material order, judgment, award or decree, known to such counsel after due inquiry, of any court, arbitrator or governmental authority binding upon or affecting any of them or by which any of their assets may be bound or affected, and no such order, judgment, award or decree materially adversely affects the ability of any Company to carry on its businesses as now conducted or the ability of the Sellers to perform their obligations under this Agreement and the Seller Related Documents; and

          (viii) to the best knowledge of such counsel, no litigation, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is pending or threatened against either Seller or any Company (x) with respect to this Agreement or the Seller Related Documents or the transactions contemplated hereby and thereby or (y) that, if adversely determined, would have a material adverse effect on the business or financial condition of either Seller or any Company.

          (d) All filings with and consents of any governmental authority or agency required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with governmental authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

          (e) The Sellers shall have delivered resignations, effective as of the Effective Date, of all officers or directors of each of the Designated Companies, Murphy and Black Construction.

          (f) The Sellers shall have, as of the Effective Date, caused each Company to cancel the authority of each person who is listed in Schedule 3.21 hereto to draw checks on or withdraw funds from any of the bank accounts maintained by any Company, except for any person designated by the Purchaser in writing prior to the Closing, and shall provide to the Purchaser evidence of said cancellation.

          (g) No material adverse change in the business, operations, affairs, properties, assets or condition (financial or otherwise) of any Company shall have occurred, and no Company shall have suffered any material loss of or damage to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially and adversely affects the business or financial condition of such Company, and the Purchaser shall have received a certificate signed by the Sellers dated the Effective Date to such effect.

          (h) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Purchaser and such counsel shall have been furnished with all such documents and instruments as it shall have reasonably requested in connection with the transactions contemplated herein.

          (i) No suit, action or other proceeding brought by any third party shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

          (j) The Sellers shall have secured, from their workmen's compensation, general liability and casualty insurance carriers that have issued insurance contracts containing endorsements that require any of the insured Companies to reimburse the carriers for losses paid within a deductible level in excess of $10,000 ("Loss Deductibles"), agreements to eliminate the necessity for the Purchaser or any Company to reimburse such carriers for Loss Deductibles related to events arising on or before the Effective Date.

          (k) The Purchaser shall have received from the Sellers the release from F&D contemplated by subsection (b) of Section 1.3 hereof, in form and substance reasonably acceptable to the Purchaser.

          (l) Morrison Knudsen and the Purchaser shall have entered into a mutually satisfactory agreement pursuant to which (i) Morrison Knudsen shall release and agree to indemnify and hold harmless each Company from any obligation to make payments in respect of any retroactive adjustment provision of any insurance policy that relates to events occurring on or before the Effective Date and (ii) each Company (x) shall waive any right to receive reimbursement in respect of any retroactive adjustment provision of any insurance policy that relates to events occurring on or before the Effective Date and (y) shall authorize Morrison Knudsen to retain all such reimbursement amounts to which such Company would otherwise be entitled for Morrison Knudsen's own account.

          (m) The Purchaser shall have received an audited consolidated statement of certain net assets to be sold and supplemental consolidating information of the Companies as at April 30, 1995, that fairly present the consolidated and consolidating financial position of the Companies on a basis of accounting mutually agreeable to the Purchaser and the Sellers and that are accompanied by the report of Deloitte & Touche LLP, independent auditors for the Sellers ("Audited Statements"). The Audited Statements shall reflect no adverse change in the financial condition of the Companies from that reflected in the Balance Sheet, except as disclosed in Schedule 3.8.

          (n) The Sellers shall have provided the Purchaser with a FIRPTA certificate certifying that neither Seller is a "foreign person" within the meaning of Treasury Regulation 1.1445-2(b).

          (o) The Sellers and the Purchaser shall have entered into a mutually satisfactory non-competition agreement pursuant to which the Sellers and their affiliates shall agree for a period of three years after the Effective Date not to engage in any aspect of the residential, commercial or heavy construction business in the State of Hawaii (other than pursuant to (i) the construction contracts that represent Retained Assets and (ii) construction contracts in the mechanical and environmental markets) and in Guam, Palau, Yap, Saipan, Pohnei, Kosrae, Chuuk and the other islands that comprise the Northern Mariana Islands, the Federated States of Micronesia or Palau.

          (p) Murphy shall have purchased annuities for each of the vested participants in the G.W. Murphy Construction Co., Inc. Pension Plan in a manner that will permit the termination of such plan in due course without the incurrence of any additional liability by Murphy, any other Company or the Purchaser with respect to the vested participants in such plan.

          (q) The Purchaser shall have given its written acknowledgement that the schedules listed in Schedule 6.1(q) to be delivered by the Sellers to the Purchaser after the execution of this Agreement and prior to the Effective Date
(i) have been received by the Purchaser and (ii) are in form and substance acceptable to the Purchaser in its sole discretion.

          (r) The Purchaser shall have received from Sellers an Environmental Remediation and Indemnification Agreement in the form of Schedule 6.1(r).

          (s) The Purchaser and Morrison Knudsen shall have entered into a mutually satisfactory agreement pursuant to which Morrison Knudsen, on behalf of itself and its affiliates, assigns to the Purchaser all its rights under the Agreement to Vary Shareholders' Agreement and Plan of Restructuring and for the Sale and Purchase of Shares in McConnell Dowell Investments Inc. dated 29 April 1992 between McConnell Dowell Holdings PTY Limited and Morrison Knudsen and McConnell Dowell Corporation Limited to seek reimbursement or indemnification for any Damages suffered or incurred by Morrison Knudsen or its successors as a result of any breach of any warranty, covenant or undertaking by any other party to such agreement, except to the extent such rights extend to the Designated Companies and relate to Retained Assets or Retained Liabilities.

     6.2 CONDITIONS TO THE OBLIGATION OF THE SELLERS. The obligation of the Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Effective Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Sellers:

          (a) The Purchaser shall have complied in all material respects with its covenants and agreements contained herein and each of its representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Effective Date and shall then be true and correct in all material respects.

          (b) The Sellers shall have received a certificate, dated the Effective Date, of an executive officer of the Purchaser certifying as to the matters specified in Section 6.2(a) hereof.

          (c) The Sellers shall have received from Castle & Lax, counsel to the Purchaser, an opinion dated the Effective Date, with such qualifications as are reasonably acceptable to the Sellers, to the effect that:

          (i) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California;

          (ii) the Purchaser has the corporate power to execute and deliver this Agreement and the Purchaser Related Documents and to consummate the transactions contemplated hereby and thereby; all corporate acts and other proceedings required to be taken by or on the part of the Purchaser to authorize it to execute and deliver this Agreement and the Purchaser Related Documents and to consummate the transactions contemplated hereby and thereby have been taken; and each of this Agreement and the Purchaser Related Documents has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Purchaser enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and except that such counsel need not express an opinion as to whether any covenant contained in this Agreement or any Purchaser Related Document is specifically enforceable);

          (iii) except for such as have been obtained or made as the case may be, no authorization, approval or consent of or declaration or filing with any governmental authority or regulatory body is necessary or required of the Purchaser in connection with the execution and delivery of this Agreement and the Purchaser Related Documents or the performance by the Purchaser of its obligations hereunder and thereunder;

          (iv) the execution and delivery of the Agreement and the Purchaser Related Documents by the Purchaser and the performance by the Purchaser of its obligations under this Agreement and the Purchaser Related Documents will not violate any provision of any existing law or regulation applicable to the Purchaser, or of any order, judgment, award or decree, known to such counsel after due inquiry, to which the Purchaser is a party or by which either the Purchaser or any of its assets is bound, and will not result in, or require, the creation or imposition of any Encumbrances on any of the Purchaser's properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking; and

          (v) the Purchaser is not in default under any material order, judgment, award or decree, known to such counsel after due inquiry, of any court, arbitrator or governmental authority binding upon or affecting it or by which any of its assets may be bound or affected, and no such order, judgment, award or decree materially adversely affects the ability of the Purchaser to carry on its businesses as now conducted or the ability to perform its obligations under this Agreement and the Purchaser Related Documents.

          (d) All filings with and consents of any governmental authority or agency required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with governmental authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

          (e) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Sellers and such counsel shall have been furnished with all such documents and instruments as it shall have reasonably requested in connection with the transactions contemplated herein.

          (f) No suit, action or other proceeding brought by any third party shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

          (g) Morrison Knudsen and the Purchaser shall have entered into a mutually satisfactory agreement pursuant to which (i) Morrison Knudsen shall release and agree to indemnify and hold harmless each Company from any obligation to make payments in respect of any retroactive adjustment provision of any insurance policy that relates to events occurring on or before the Effective Date and (ii) each Company (x) shall waive any right to receive reimbursement in respect of any retroactive adjustment provision of any insurance policy that relates to events occurring on or before the Effective Date and (y) shall authorize Morrison Knudsen to retain all such reimbursement amounts to which such Company would otherwise be entitled for Morrison Knudsen's own account.

          (h) The requisite percentage of the lenders under Morrison Knudsen's credit facility shall have approved the transactions contemplated by this Agreement.

     6.3 OTHER MUTUALLY ACCEPTABLE ARRANGEMENTS. If the Sellers are unable to satisfy, or secure the Purchaser's waiver of compliance with, each of the conditions set forth in subsections (a) through (s) of Section 6.1 hereof, the Purchaser and the Sellers agree to explore all practical alternatives that are reasonably available before initiating steps to terminate the Agreement pursuant to Article X hereof.

                                   ARTICLE VII

                                   TAX MATTERS

     7.1 LIABILITY FOR TAXES. (a) For purposes of this Agreement, "Taxes" means (i) all federal, foreign, state, territorial or local net or gross income, gross receipts, sales, use, real property gains or transfer, ad valorem, property, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, and (ii) liability for the payment of any consolidated or combined tax (including, without limitation, any liability imposed pursuant to Treasury Regulations Section 1.1502-6 as a result of being a member of the Seller Group), together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, of the type described in clause (i) above. "Unitary Return" shall mean any return with respect to any Taxes, other than federal income Taxes, filed on a consolidated, combined, or unitary basis by any group of corporations of which any Company is a member.

          (b) The Sellers shall be liable for, and shall indemnify and hold the Purchaser and its affiliates harmless from, (i) any Taxes caused by or resulting from the sale of the MKI Shares, (ii) any Taxes of the Sellers and its affiliates (other than the Companies) imposed on any Company solely on the basis of joint and several liability for such Taxes (including, without limitation, any liability imposed pursuant to Treasury Regulations Section 1.1502-6 for federal income Taxes incurred by any member of the Seller Group), (iii) any Taxes (other than Taxes described in clauses (i) or (ii) above or Section 3.10 hereof) imposed on or incurred by any Company for any taxable period ending on or before the Effective Date (or the portion, determined as described in subsection (d) of this Section 7.1, of any such Taxes imposed on or incurred by any Company for any taxable period beginning on or before and ending after the Effective Date which is allocable to the portion of such period occurring on or before the Effective Date (the "Pre-Effective Date Period")), excluding (x) any such Taxes arising from any event occurring on the Effective Date, but after the Closing, which is outside the ordinary course of the business of such corporation and (y) any such Taxes caused by or resulting from any actual or deemed election pursuant to Section 338 of the Code with regard to the purchase of the MKI Shares and (iv) any attorneys' fees or other litigation costs incurred by the Purchaser, any Company or any affiliate thereof in connection with any payment from either Seller under subsection (b) of this Section 7.1.

          (c) The Purchaser shall be liable for, and shall indemnify and hold the Sellers and their affiliates harmless from, (i) any Taxes caused by or resulting from any actual or deemed election pursuant to Section 338 of the Code with regard to the purchase of the MKI Shares, (ii) any Taxes imposed on or incurred by any Company for which the Sellers are not liable under subsection
(b) of this Section 7.1, and (iii) any attorneys' fees or other litigation costs incurred by the Sellers and their affiliates in connection with any payment from the Purchaser under subsection (c) of this Section 7.1 hereof.

          (d) Whenever it is necessary for purposes of subsection (b) or (c) of this Section 7.1 to determine the portion of any Taxes imposed on or incurred by any Company for a taxable period beginning on or before and ending after the Effective Date which is allocable to the Pre-Effective Date Period, the determination shall be made, in the case of property or ad valorem Taxes or franchise Taxes (which are not measured by, or based upon, net income), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Effective Date Period constitutes a separate taxable period of such Company (and any tax partnerships in which it has an interest) and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Effective Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Effective Date Period ratably on a per diem basis.

          (e) The Purchaser agrees to pay to the Sellers any refund received (whether by payment, credit, offset or otherwise) after the Effective Date by the Purchaser or its affiliates, including any Company, in respect of any Taxes for which the Sellers are liable under subsection (b) of this Section 7.1, but only to the extent such refund has not been reflected as a receivable on the balance sheet of any Company as of the Effective Date and does not result from the carryback of losses or credits from a taxable period of any Company ending after the Effective Date. The Sellers agree to pay to the Purchaser any refund received (whether by payment, credit, offset or otherwise) by any Seller or its affiliates in respect of any Taxes for which the Purchaser is liable under subsection (c) of this Section 7.1. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within 90 days after such refund is received.

          (f) Within 120 days after Closing, the Sellers will provide to the Purchaser a schedule which sets forth the following information: (i) the adjustments to the basis of the stock of each Company other than MKI, for federal income tax purposes for the tax years ended December 31, 1992 through the date of Closing, (ii) a schedule of the book/tax differences in the basis of assets and liabilities of each Company for federal, foreign or territorial income tax purposes, as the case may be as of the date of Closing, (iii) the changes in the earnings and profits of each Company for the tax years ended December 31, 1992 through the date of Closing, (iv) all material consents and elections with respect to Taxes of or with respect to each Company that have been filed with any taxing authority, and (v) the amounts of the net operating loss, net capital loss, foreign tax credit and tax credit carryforwards allocable to each Company as of December 31, 1994. The Sellers shall provide and deliver to the

Purchaser a schedule no later than August 31, 1996 showing for the short tax year 1995 any and all adjustments for net operating loss, capital losses or alternative minimum tax credit allocable to the Companies arising from the short period for year 1995.

     7.2 RETURNS. (a) All returns or reports which relate to any Taxes of any Company (and any tax partnerships in which (i) any Company owns an interest and (ii) the Sellers or an affiliate of the Sellers has responsibility for preparing and filing partnership returns or reports) shall be prepared and filed by the party which is legally responsible therefor. All income and deductions of each Company that is at present a member of the Seller Group for the period beginning on January 1, 1995 and extending through the Effective Date will be included in the consolidated federal income tax return of the Seller Group for the year ending December 31, 1995 and will be reported on a basis consistent with previously filed returns. The Sellers shall file all returns required to be filed for the period beginning on January 1, 1995 and ending on the Effective Date for each Company that at present is not a member of the Seller Group on a basis consistent with previously filed returns. The Purchaser and its affiliates, including each Company, shall cooperate with the Sellers and shall make available all necessary records and timely take all action necessary to allow the Sellers or its affiliates to prepare and file the returns or reports which they are responsible for preparing and filing under subsection (a) of this
Section 7.2.

          (b) Prior to the Closing, the Sellers will provide to the Purchaser a schedule setting forth the open tax years in each jurisdiction in which any returns relating to income Taxes are filed by or with respect to any Company. Tax information including copies of (i) pro forma separate federal income tax returns for the Companies as members of the Seller Group and (ii) state, local, territorial and foreign tax returns of the Companies or, with respect to Unitary Returns (as defined in subsection (a) of Section 7.1 hereof) and in lieu of providing copies thereof, a schedule showing the modifications to the Companies' federal taxable income and other relevant information sufficient to compute the Companies' state taxable income for each of the taxable years ended August 14, 1992 through December 31, 1994, and the short period for year 1995 shall be provided by the Sellers and delivered to Purchaser as soon as practicable but no later than 120 days after the Closing Date. Such information shall include copies of the tax workpapers used by the Sellers to prepare the Companies' tax returns for year 1994, and the short period for year 1995.

     7.3 TAX PROCEEDINGS. In the event the Purchaser or any of its affiliates receives notice (the "Proceeding Notice") of any examination, claim, adjustment, or other proceeding with respect to the liability of any Company for Taxes for any period for which the Sellers are or may be liable under subsection (b) of
Section 7.1 hereof, the

Purchaser shall notify the Sellers in writing thereof (the "Purchaser Notice") no later than the earlier of (i) 30 days after the receipt by the Purchaser or any of its affiliates of the Proceeding Notice or (ii) ten days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which the Sellers are solely liable under subsection (b) of Section 7.1 hereof, the Sellers shall be entitled at their expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (a) they notify the Purchaser in writing that they desire to do so no later than the earlier of (i) 30 days after receipt of the Purchaser Notice or (ii) five days prior to the deadline for responding to the Proceeding Notice and (b) the Sellers may not, without the consent of the Purchaser, agree to any settlement which could result in an increase in the amount of Taxes for which the Purchaser is liable under subsection (c) of Section 7.1 hereof. The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3. The Purchaser will provide, or cause to be provided, to the Sellers necessary authorizations, including powers of attorney, to control any proceedings which the Sellers are entitled to control pursuant to this
Section 7.3.

     7.4 PAYMENT OF TAXES. All Taxes with respect to any Company shall be paid by the party that is legally responsible therefor. Except as otherwise provided in this Article VII, any amount to which a party is entitled under this Article VII shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates have been paid or incurred and providing details supporting the calculation of such amount.

     7.5 COOPERATION AND EXCHANGE OF INFORMATION. The Purchaser on the one hand, and the Sellers on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of any for Taxes for any period for which such other party is or may be liable under subsection (b) or (c) of Section 7.1 hereof. The Sellers shall assist the Purchaser in obtaining the consent of the partners in any tax partnership in which any Company owns an interest to make (i) any elections in a return of the tax partnership which the Purchaser deems necessary and (ii) an allocation of tax partnership items in the manner described in subsection (d) of
Section 7.1 hereof. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective affiliates. The Purchaser on the one hand, and the Sellers on the other hand, and their affiliates will preserve and retain all returns, schedules, work papers and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to any Company as they shall deem necessary. The Purchaser on the one hand, and the Sellers on the other hand, further agree to permit representatives of the other party or any affiliate thereof to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section
7.5. The Purchaser on the one hand, and the Sellers on the other hand, shall make available to the representatives of the other party or any affiliate thereof sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this
Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 7.5 at its own expense.

     7.6 SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Article VII shall be unconditional and absolute and shall remain in effect without limitation as to time.

     7.7  CONFLICT.  In the event of a conflict between the provisions of this
Article VII and any other provisions of this Agreement, the provisions of this
Article VII shall control. The provisions of Article XI shall not apply to any Taxes for which any party is liable under this Article VII.

     7.8 TAX ALLOCATION ARRANGEMENTS. Effective as of the Effective Date, all liabilities and obligations between any Company on one hand and the Sellers or their affiliates on the other hand under any tax allocation agreement or arrangement in effect prior to the Effective Date shall be extinguished in full (without the necessity of any payment with respect thereto) and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable. The Sellers and their affiliates shall execute any documents necessary to effectuate the provisions of this Section 7.8.

     7.9 LOSS CARRYOVERS. To the extent that the Purchaser determines that it is unable to utilize any net operating loss carryovers and otherwise would elect to treat the loss carryover as expiring under Treasury Regulation Section 1.1502-32(b)(4), the Purchaser shall jointly enter into an election with the Sellers pursuant to Treasury Regulation Section 1.1502-20(g)(1) to reattribute losses of E.E. Black to Morrison Knudsen. The amount of losses to be reattributed shall not exceed the taxable loss that would be disallowed by Treasury Regulation Section 1.1501-20(a)(1) and 1.1502-20(c) as determined by the Sellers. The determination of the amount of losses to be reattributed shall be made by August 31, 1996.


                                  ARTICLE VIII

                         EMPLOYEES AND EMPLOYEE BENEFITS

     8.1 STATUS OF EMPLOYEES. Except for such employees covered by employment agreements listed in Schedule 3.18 or subject to collective bargaining agreements listed in Schedule 3.15 or 3.19 and except for any obligations or covenants of the Purchaser set forth in Section 8.2 hereof, (a) neither the Purchaser nor any Company shall have any obligation to continue the employment of any employee of any Company after the Effective Date, and (b) after the Effective Date any continued employment of the employees of any Company shall be on such terms and conditions and include such benefits as the Purchaser shall deem appropriate in its sole and unlimited discretion (except for those benefits arising under the 401(k) Plan of Black Construction Corporation ("401(k) Plan"), the G.W. Murphy Construction Company, Inc. Pension Plan ("Pension Plan") and the plans referred to as items (a)(3) and (a)(4) on Schedule 3.19 (Guam Plans")).

     8.2 CERTAIN BENEFITS OF EMPLOYEES. (a) Except for the 401(k) Plan, the Pension Plan and the Guam Plans, which shall be continued after the Effective Date, effective as of the Effective Date, participation by each Company under all employee benefit plans, programs, practices or arrangements, whether written or oral, sponsored by the Sellers ("Benefit Plans"), in which any of the Companies has theretofore participated shall cease; and each participant who is an employee of any Company immediately after the Effective Date and who was a participant in any Benefit Plan immediately prior to the Effective Date shall be entitled to the benefits due to such employee as a result of such termination as provided in each Benefit Plan (but only if permitted by applicable law). Each employee of any Company that participates in the employee benefit plans of the Purchaser or any affiliate thereof shall be credited under such employee benefit plans with the same amount of service for eligibility and vesting purposes credited to such employees as of the Effective Date under the employee benefit plans in which they have theretofore participated, provided such employee benefit plans are substantially similar to the employee benefit plans of the Purchaser. To the extent required by law, the "group health plans" providing medical coverage to the "covered employees" of the Companies prior to the Effective Date will provide COBRA health care continuation coverage with respect to individuals who are "qualified beneficiaries" and who have a "qualifying event" on or prior to the Effective Date. The terms used in the preceding sentence shall have those meanings set forth in Code Section 4980B. Notwithstanding anything herein to the contrary, the Purchaser intends to provide health care benefits and coverage to the employees of each Company (other than the employees of Black Construction who are located in Guam) that are substantially similar to the health care benefits and coverage that are provided to the employees of the Purchaser immediately prior to the Effective Date.

          (b) Prior to the first anniversary of the Effective Date, the Purchaser shall, at the sole cost and expense of the Sellers, cause Murphy to use its best efforts to obtain a favorable determination letter from the Internal Revenue Service to the effect that the termination of the G. W. Murphy Construction Company, Inc. Pension Plan ("Pension Plan") does not affect the qualification of the Pension Plan, and liquidate the trust and disburse Pension Plan funds to the participants in accordance with the terms and provisions of the Pension Plan. Nothing herein shall be construed to relieve the Sellers of liability arising in connection with claims brought by participants in the Pension Plan or its beneficiaries with respect to the operation or administration of such plan prior to the Effective Date. The Purchaser shall cooperate with the Sellers in all material respects regarding the filing of the Pension Plan with the IRS and the PBGC. The Sellers shall have control over the content of any such filings and shall select the advisors and other professionals who will prepare and advise the Purchaser with respect to such filings.

          (c) The provisions of this Article VIII to the contrary notwithstanding, the parties hereto may in the period between the date hereof and the Effective Date mutually agree to handle the issues addressed therein in some other manner and, in such event, any provisions agreed to by the parties hereto in writing pursuant to subsection (c) of this Section 8.2 shall govern.

          (d) Except with respect to liabilities under the 401(k) Plan, the Pension Plan, the Guam Plans, the Employment Agreement dated as of November 8, 1992 between Murphy and Gordon L. Scruton, the Deferred Compensation Agreement dated November 15, 1990 between Murphy and Angel C. Abcede and all obligations under the collective bargaining agreements listed in Schedule 3.15 or 3.19, neither the Purchaser nor any Company or their respective affiliates shall have any liability or obligation with respect to employment matters, any of the Benefit Plans, the E.E. Black Limited Savings and Retirement Plan or any other liability, whether contingent or otherwise, relating to or arising out of the employment of employees or the engagement of independent contractors by any Company or the Sellers or any of their respective affiliates for periods prior to and including the Effective Date.

          (e) The Purchaser and its affiliates will cooperate fully with the Sellers and allow the Sellers access (in the same manner as set forth in Section
5.3 hereof) with respect to any and all matters relating to the E.E. Black Limited Savings & Retirement Plan until the latter of (i) the receipt of any voluntary closing agreement, the application for which is filed with the IRS within 12 months of the Effective Date, or (ii) three years from the Effective Date.

                                   ARTICLE IX

                           INVESTIGATION; LIMITATIONS

     9.1 SCOPE OF THE PURCHASER'S INVESTIGATIONS AND WAIVER. In determining the Purchase Price to be paid for the MKI Shares, the Purchaser relied upon the substance of the unaudited April 30, 1995 consolidating balance sheet of the Companies, a copy of which is included in Schedule 3.7 hereof and the accuracy of which is being confirmed by the audit provided for in subsection (m) of
Section 6.1 hereof, the express representations, warranties and conditions set forth in this Agreement and an inspection of the construction equipment and certain real property owned by the Companies. ACCORDINGLY, THE PURCHASER IS WILLING TO DISCLAIM AND NEGATE AND DOES HEREBY DISCLAIM AND NEGATE ANY OTHER EXPRESSED OR IMPLIED REPRESENTATION OR WARRANTY THAT IS NOT SET FORTH IN THIS AGREEMENT, THE SELLER RELATED DOCUMENTS OR ANY OTHER AGREEMENT DELIVERED IN CONNECTION HEREWITH RELATING TO THE ASSETS AND OPERATIONS OF EACH COMPANY.

     9.2 SURVIVAL. The liability of the Sellers for the breach of the representations and warranties of the Sellers set forth in Article III hereof shall be limited to claims for which the Purchaser delivers written notice to the Sellers on or before (a) the first anniversary date of the Effective Date in the case of claims relating to Black Construction and Black Micro, (b) the second anniversary date of the Effective Date in the case of Murphy, MKI and MKP and (c) the date upon which the assertion of a claim is barred by the statute of limitations in the case of E.E. Black. The liability of the Purchaser for the breach of the representations and warranties of the Purchaser set forth in Article IV hereof shall be limited to claims for which the Sellers shall deliver written notice to the Purchaser on or before the second anniversary date of the Effective Date.

                                    ARTICLE X

                                   TERMINATION

     10.1 EVENTS OF TERMINATION. Subject to the terms of Section 6.3 hereof and notwithstanding any other provision hereof, this Agreement shall terminate upon the occurrence of any of the following events:

     (a)  The written consent of the Sellers and the Purchaser;

     (b) By the Sellers in writing, without liability to the Sellers, if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Effective Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten days after the Sellers shall have notified the Purchaser of their intent to terminate this Agreement pursuant to subsection (b) of this Section 10.1;

     (c) By the Purchaser in writing, without liability to the Purchaser, if the Sellers shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Effective Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten days after the Purchaser has notified the Sellers of its intent to terminate this Agreement pursuant to subsection (c) of this Section 10.1;

     (d) By either the Sellers or the Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Purchaser or the Sellers, which prohibits or restrains the Purchaser or the Sellers from consummating the transactions contemplated hereby, provided that the Purchaser and the Sellers shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such court or governmental or regulatory agency; or

     (e) The written notice from the Purchaser to the Sellers or the Sellers to the Purchaser if the Closing has not occurred, without fault on any party's part, by October 31, 1995.

     10.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

     (a) If this Agreement is terminated by the Sellers or by the Purchaser as permitted under Section 10.1 hereof and not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party.

     (b) The Purchaser and the Sellers acknowledge that the MKI Shares are not readily available in the open market and the assets of each Company are unique and specifically identifiable. Accordingly, the Purchaser and the Sellers further agree and stipulate that if the Closing does not occur because of the willful failure of the Sellers, on the one hand, or the Purchaser, on the other hand, to perform their respective obligations hereunder, (i) monetary damages and any other remedy at law will not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party hereto agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement, and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

     (c) The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 INDEMNIFICATION OF THE SELLERS. The Purchaser, from and after the Effective Date, shall protect, indemnify and hold the Sellers harmless from and against any and all Damages suffered by the Sellers as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement, any Purchaser Related Document or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Sellers by the Purchaser pursuant to the terms of this Agreement or (b) the performance (or lack of performance) by any Company after the Effective Date of its obligations under any contract that was in existence prior to the Effective Date, other than any contract representing part of the Retained Assets.

     11.2 INDEMNIFICATION OF THE PURCHASER. Subject to the limitations set forth in Section 9.2 hereof, the Sellers, jointly and severally, shall protect, indemnify and hold the Purchaser and each Company harmless from and against any and all Damages suffered by the Purchaser or any Company as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant (including without limitation Section 1.3 hereof) on the part of the Sellers under this Agreement, any Seller Related Document or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by the Sellers or any Company pursuant to the terms of this Agreement or (b) the performance (or lack of performance) by any Company of any contractual obligation that is performable by it on or prior to the Effective Date, including without limitation any obligation arising from a contract representing part of the Retained Assets.

     11.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such discovery of facts or third-party action being collectively referred to herein as a "Matter"), with respect to any Matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Matter if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such Matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Matter, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     11.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Matter with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Matter. If the indemnifying party has elected to assume the defense of any Matter, except as otherwise provided in this Section 11.4, the indemnifying party will not be liable for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to notify the indemnified party of its intent to assume the defense of the Matter within such 20-day period, the indemnified party may assume its own defense, and the indemnifying party will be liable for any reasonable expenses thereof. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any particular Matter, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Matter, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Matter, whereupon such action shall be taken unless the indemnified party reasonably determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnifying party ultimately determines that the contest should be continued, all legal fees and disbursements and other expenses associated with continuing the contest shall be borne by the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Matter had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party. The indemnified party shall not settle any Matter for which it is seeking indemnification without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

     11.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate, including, without limitation, providing reasonable access to its books and records relating to the Matter, with the indemnifying party and its counsel in contesting any Matter that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Matter, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Matter with respect to all reasonable requests for such cooperation.

     11.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Matter against the indemnified party or conferences with representatives of or counsel for such persons.

     11.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements credited to or received by the other party related to the Damages.

     11.8 LIMITATIONS ON INDEMNIFICATION. The Sellers shall not be liable to indemnify the Purchaser or any Company for Damages under Section 11.2 hereof unless the aggregate amount of Damages for which the Sellers would, but for the provisions of this Section 11.8, be liable exceeds, on an aggregate basis, $25,000, and then only to the extent of any such excess and in no event shall the total liability of the Sellers hereunder exceed $855,000 in the aggregate; provided that notwithstanding the foregoing, the Sellers shall be fully liable to indemnify the Purchaser and the Companies for Damages as a result of, caused by, arising out of, or in any way relating to (a) any Taxes for which the Sellers are liable under Article VII, (b) the breach by the Sellers of the representations or covenants set forth in Sections 1.3(c), 1.3(d), 1.4, 3.10 and
3.23 hereof and (c) the agreement contemplated by subsection (l) of Section 6.1 hereof.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 EXPENSES. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect. In addition to the foregoing, the Sellers agree to pay and bear (or to reimburse any Company to the extent that any Company has paid) any expenses arising out of the preparation and maintenance of any data rooms established in connection with the offering for sale of the stock or assets of one or more of the Companies, and all legal and accounting fees and expenses incurred in connection with such offerings and in connection with the preparation, negotiation and execution and consummation of this Agreement.

     12.2 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, by telegram, telecopy, or by recognized courier service as follows:

     If to the Sellers, addressed to:

     Morrison Knudsen Corporation
     Morrison Knudsen Plaza
     P. O. Box 73
     Boise, Idaho  83729
     Attn:  Jonathan M. Robertson, Esq.
     Telecopy:  208-386-6421

     If to the Purchaser, addressed to:

     Tutor-Saliba Corporation
     15901 Olden Street
     Sylmar, California  91342-1093
     Attn:  Ronald N. Tutor
     Telecopy:  818-367-9574

     Any address or name specified above may be changed by a notice given by the addressee to the other party in accordance with this Section 12.2. Any notice, demand or other communication shall be deemed given and effective (a) as of the date of delivery, if delivered by hand, (b) as of the next day, if delivered by overnight courier, or (c) three days after deposit in the United States mail, postage prepaid. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be the receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

     12.3 NO NEGOTIATIONS. Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article X hereof, the Sellers shall not permit any Company to merge or consolidate with, or acquire a substantial portion of the assets of, any other corporation, business or person. The Sellers shall use reasonable efforts to retrieve promptly all materials delivered to prospective bidders for the purchase of the stock or assets of any Company. Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article X hereof, the Sellers shall not initiate or participate in discussions with, or otherwise solicit from, any corporation, business or person any proposals or offers relating to the disposition of stock, assets or business of any Company, or the acquisition of the MKI Shares, or the merger or consolidation of any Company with any other corporation.

     12.4 GOVERNING LAW AND JURISDICTION. (a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of California without reference to principles of conflicts of law.

          (b) Each of the Sellers and the Purchaser, by acceptance hereof, (i) agrees that any legal action with respect to this Agreement shall be brought exclusively in the courts of the State of California, County of Los Angeles,
(ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any legal action in that jurisdiction; PROVIDED, HOWEVER, that each of the Sellers and the Purchaser may assert in a legal action in any other jurisdiction or venue each defense, third-party claim or similar claim that, if not so asserted in such legal action, may thereafter not be asserted by such party in an original legal action in the courts referred to in clause (i) above.

     12.5 PUBLIC STATEMENTS. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

     12.6 FORM OF PAYMENT. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon, Boise, Idaho time, on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

     12.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with schedules attached hereto, and any documents delivered pursuant hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, that certain Letter of Intent, dated July 21, 1995, as amended, by and between the Purchaser and Morrison Knudsen, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.8 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided that the Purchaser may assign all of its rights, privileges and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Purchaser organized under the laws of any of the United States. No such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     12.9 SEVERABILITY. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its term to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12.10 DEFINITION OF "MATERIAL". The misstatement or omission of an item of data in or from a representation or warranty in a section of this Agreement, or in or from any list, schedule, certificate or other instrument furnished pursuant to the terms of this Agreement (or the failure to perform an obligation set forth in a section of this Agreement), shall be considered "material", "materially adverse" or other words and phrases of similar purport if such misstatement or omission, when aggregated with all other misstatements or omissions in or from the same section of this Agreement, or such list, schedule, certificate or other instrument (or such failure, when aggregated with all other failures under the same section), results in indemnifiable Damages under Article XI hereof in excess of $25,000 without regard to the provisions of
Section 11.8 hereof.

     12.11 HEADINGS AND SCHEDULES. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of "Agreement."

     12.12 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     EXECUTED as of the date first set forth above.

                              "PURCHASER"

                              TUTOR-SALIBA CORPORATION

                                   /s/ Ronald N. Tutor
                              By:
                                 ---------------------------
                                   Ronald N. Tutor
                                   President


                              "SELLERS"

                              MORRISON KNUDSEN
                              CORPORATION (a Delaware corporation)

                                   /s/ Denis M. Slavich
                              By:
                                 ---------------------------
                                   Authorized Officer


                                   and


                              MORRISON KNUDSEN
                              CORPORATION (an Ohio corporation)

                                   /s/ Denis M. Slavich
                              By:
                                 ---------------------------
                                   Authorized Officer

                             SCHEDULES AND EXHIBITS

                    THE REGISTRANT AGREES TO PROVIDE TO THE
               SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST,
                WITH COPIES OF THE SCHEDULES AND EXHIBITS HERETO